Exhibit 99

American Financial Group, Inc. Announces Exit from Lloyd’s of London Market; Reaffirms 2019 Core Net Operating Earnings Guidance

CINCINNATI – January 6, 2020 – American Financial Group, Inc. (NYSE: AFG) announced that it plans to exit the Lloyd’s of London insurance market in 2020. It has initiated actions to place its Lloyd’s subsidiaries including its Lloyd’s Managing Agency, Neon Underwriting Ltd., into run-off. AFG will work with Neon and Neon’s regulators to ensure that Neon continues to meet its obligations to policyholders and achieves an orderly run-off of operations.

The exit from this business will allow AFG to reallocate capital to its other insurance businesses and opportunities that have the potential to earn targeted returns on investment. Neon and its predecessor, Marketform, have failed to achieve AFG’s profitability objectives since AFG’s purchase of Marketform in 2008. After review of Neon’s anticipated results for 2019 and its 2020 prospects, AFG has determined that Neon will not meet AFG’s return expectations. Neon produced approximately 7% of AFG’s property and casualty net written premiums in 2019.

AFG estimates that it will incur a non-core after-tax charge between $50 million and $60 million in the fourth quarter of 2019 for Neon reserve strengthening and expenses related to exit costs associated with the run-off of this business. Based on information available at this time, it is expected that the Company will report approximately $60 million to $75 million in after-tax earnings from other non-core items in the fourth quarter of 2019, including realized gains from the mark to market of equity securities and annuity non-core earnings, which reflect the impact of fair value accounting on its fixed-indexed annuity business.

After consideration of these items and other results in the fourth quarter of 2019, AFG reaffirmed its previously announced 2019 core net operating earnings guidance of $8.50 to $8.70 per share.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $65 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, broker-dealer, registered investment advisor and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to the establishment of capital requirements for and approval of business plans for syndicate participation; changes in the legal environment affecting AFG or its customers; tax law and accounting changes, including the impact of recent changes in U.S. corporate tax law; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy  relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:
Diane P. Weidner, IRC
Assistant Vice President – Investor & Media Relations
(513) 369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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